EXHIBIT 99.1

AMERICAN LEARNING CORPORATION
REPORTS SECOND QUARTER RESULTS

JERICHO, NY, November 9, 2011: American Learning Corporation (the “Company”) (NASDAQ:ALRN) announced revenues of $465,754 and $1,345,651 and net losses of $379,187 ($.08 net loss per share) and $521,730 ($.11 net loss per share) for the three and six months ended September 30, 2011, respectively.  By comparison, the Company reported revenues of $471,591 and $1,199,074 and net losses of $365,620 ($.08 net loss per share) and $415,590 ($.09 net loss per share) for the three and six months ended September 30, 2010, respectively.

As previously announced, the Company sold certain assets of Interactive Therapy Group Consultants, Inc. (“ITG”) related to ITG’s business in the upstate region of New York State (the “Upstate Region”).  Accordingly, all results related to ITG’s Upstate Region have been reflected as discontinued operations.

The Company’s business is moderately seasonal based on the school year.  Accordingly, revenues recorded during the three months ended September 30, 2011 and 2010, which include two full months during which schools are not in session, reflect the Company’s lowest revenue producing quarter.

During the three months ended September 30, 2011 revenues decreased less than 1% from the comparable period in the prior fiscal year.  Revenues for the six months ended September 30, 2011 increased 12.2% over the six months ended September 30, 2010 as a result of increases in revenue from preschool programs and school staffing services offset by a decline in early intervention revenue.

	Three Months Ended		Six Months Ended
	09/30/11	09/30/10	09/30/11	09/30/10
	(Unaudited)		(Unaudited)
Revenues	$465,754	$471,591	$1,345,651	$1,199,074

Operating loss from continuing operations	(383,782)	(323,646)	(562,545)	(555,775)

Net loss	$(379,187)	$(365,620)	$(521,730)	$(415,590)

Net earnings (loss) per share:
From continuing operations - basic and diluted	$(0.08)	$(0.07)	$(0.11)	$(0.12)
From discontinued operations – basic and diluted	$0.00	$(0.01)	$0.01	$0.03

Weighted average shares – basic and diluted	4,919,615	4,754,900	4,864,710	4,754,900

American Learning Corporation, through its wholly owned subsidiaries, Interactive Therapy Group Consultants, Inc. and Signature Learning Resources, Inc., offers a comprehensive range of services to children with developmental delays and disabilities.

For further information contact: Gary J. Knauer, Chief Financial Officer, American Learning Corporation, One Jericho Plaza, Jericho, NY 11753; telephone number (516) 938-8000.